EXHIBIT 99.1

April 28, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES FIRST QUARTER 2004 RESULTS

•	Company reports net income of $74 million
•	Results driven by strong operational performance in Power Generation and continued solid earnings in Natural Gas Liquids
•	Debt and other obligations reduced by an additional $125 million during quarter
•	Liquidity remains strong at $1.3 billion

HOUSTON (April 28, 2004) – Dynegy Inc. (NYSE: DYN) today reported net income of $74 million, or $0.15 per diluted share, for the first quarter 2004. For the first quarter 2003, Dynegy’s net income was $147 million, or $0.17 per diluted share. A comparison of these results, including the impact of discontinued operations, changes in accounting principles and preferred stock dividends, is contained in the table below (in millions of dollars, except per share amounts):

	1Q 2004	1Q 2003
Income from continuing operations	$60	$95
Income/(loss) from discontinued operations	14	(3)
Cumulative effect of changes in accounting principles, net of taxes	—	55

Net income	74	147
Preferred stock dividend	(5)	(83)

Net income available to common stockholders	$69	$64
Diluted earnings per share	$0.15	$0.17

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DYNEGY ANNOUNCES FIRST QUARTER 2004 RESULTS

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“Dynegy’s first quarter was marked by strong operational performances from the company’s Power Generation and Natural Gas Liquids businesses, as demonstrated by their production volumes and cost management,” said Bruce A. Williamson, President and Chief Executive Officer of Dynegy Inc. “The Power Generation fleet experienced higher quarter-over-quarter production on an overall basis due to its geographic and fuel diversity advantages, while Natural Gas Liquids continued to improve its already high performance due to the segment’s favorable contract structure.

“We also continued to make progress in our self-restructuring initiatives and sharpened our focus on the company’s unregulated businesses through the sales of non-strategic assets,” Williamson added. “We believe the company’s first quarter operating performance shows that we are positioned to benefit from economic growth, the anticipated recovery of U.S. power prices and high natural gas prices.”

Quarterly Business Segment Results

In Dynegy’s 2003 quarterly financial results news releases, the company did not compare business segment results to previous periods because organizational changes associated with the company’s self-restructuring reduced the comparability of these results. In this news release and for the foreseeable future, business segment results, including commodity prices and volumes, are and will be compared to previous periods. Quarterly results for the company’s business segments are as follows:

Power Generation

Earnings before interest, taxes and depreciation and amortization (EBITDA) from the Power Generation business was $139 million for the first quarter 2004, compared to $214 million for the first quarter 2003. Lower EBITDA in the first quarter 2004 as compared to the first quarter 2003 was primarily a result of lower commodity prices during the quarter. The weighted average realized power price in the first quarter 2004 was approximately $41 per megawatt-hour, a 24 percent decrease from the weighted average realized power price of approximately $54 per megawatt-hour in the first quarter 2003.

The Power Generation segment benefited from higher volumes, generating 10.1 million net megawatt-hours for the first quarter 2004, compared to 9.4 million net megawatt-hours for the first quarter 2003. The company’s Northeast facilities generated 2.3 million net megawatt-hours of electricity, compared to 1.4 million net megawatt-hours for the first quarter 2003. This

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DYNEGY ANNOUNCES FIRST QUARTER 2004 RESULTS

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quarter-over-quarter increase was a result of the economic advantages of utilizing coal and fuel oil rather than natural gas.

Additionally, for the first quarter 2003, the segment’s results included a $47 million benefit associated with the adoption of new accounting principles. There was no corresponding benefit for the first quarter 2004.

For the three months ended March 31, 2004, cash flow from operations was $160 million, while capital expenditures were $14 million. After including proceeds from asset sales of $6 million, free cash flow for the Power Generation segment was $152 million.

Natural Gas Liquids

EBITDA from the Natural Gas Liquids business was $85 million for the first quarter 2004, compared to $69 million for the first quarter 2003. EBITDA for the first quarter 2004 included a $17 million gain on the sale of the company’s remaining financial interest in the Hackberry LNG Project. The segment is now benefiting from a field processing contract structure where 98 percent of volumes are structured as percentage-of-proceeds, percentage-of-liquids or fee-based arrangements.

While commodity prices were slightly lower than the first quarter 2003, they remained high by historical standards. The average natural gas price of $5.69 per million British thermal units (MMBtu) represented a 14 percent decrease compared to the first quarter 2003. The average crude oil price of $34.77 per barrel was slightly higher compared to the first quarter 2003, while the average natural gas liquids price of $0.62 per gallon was the same as the first quarter 2003.

Fractionation volumes of 185 thousand barrels per day (MBbls/d) for the first quarter 2004 were slightly higher than the 176 MBbls/d in the first quarter 2003. This was offset by lower marketing volumes of 301 MBbls/d for the first quarter 2004 versus 364 MBbls/d for the first quarter 2003 as a result of lower market liquidity.

For the three months ended March 31, 2004, cash flow from operations was $120 million, while capital expenditures were $9 million. After including the $17 million proceeds from the sale of the company’s remaining financial interest in the Hackberry LNG Project, free cash flow for the Natural Gas Liquids segment was $128 million.

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DYNEGY ANNOUNCES FIRST QUARTER 2004 RESULTS

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Regulated Energy Delivery

EBITDA from the Regulated Energy Delivery business totaled $71 million for the first quarter 2004, compared to $86 million for the first quarter 2003. First quarter 2004 EBITDA included a $15 million charge related to expected transaction costs associated with the pending sale of Illinois Power to Ameren Corp. In addition, a slightly warmer winter reduced gas sales.

In accordance with GAAP, Illinois Power’s assets are classified as “held for sale” and, as such, Dynegy has suspended depreciation on its Regulated Energy Delivery assets. The first quarter 2004 results include $10 million of depreciation compared to $30 million of depreciation recognized for the first quarter 2003.

Total natural gas delivered for the quarter was 306 million therms, compared to 345 million therms in the first quarter 2003. The segment delivered total electricity of 4.6 billion kilowatt-hours in the first quarter 2004, compared to 4.5 billion kilowatt-hours in the first quarter 2003.

For the three months ended March 31, 2004, cash flow from operations was $140 million, excluding intercompany payments to and from Dynegy, with capital expenditures of $28 million, resulting in free cash flow of $112 million.

Customer Risk Management

EBITDA from the Customer Risk Management business totaled $7 million for the first quarter 2004, compared to $104 million for the first quarter 2003. First quarter 2004 EBITDA resulted primarily from the recognition of $17 million in previously deferred foreign currency gains associated with the company’s UK discontinued operations, offset by Dynegy’s obligation to make capacity payments that were in excess of realized margins related to the company’s four remaining power tolling arrangements.

EBITDA for the first quarter 2003 included a $43 million benefit associated with the adoption of new accounting principles and a $61 million benefit associated with the sale of natural gas from storage. Additionally, the first quarter 2003 results included a $15 million loss for discontinued operations.

The company’s Customer Risk Management business, including obligations associated with its four power tolling arrangements and related gas transport arrangements, will continue to negatively affect its consolidated results of operations and cash flows until the related obligations have been satisfied or restructured. The company continues to pursue opportunities to terminate or restructure its obligations related to its long-term tolling arrangements.

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DYNEGY ANNOUNCES FIRST QUARTER 2004 RESULTS

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Corporate and Other

In Corporate and Other, which consists primarily of general and administrative expenses, the company recorded a $29 million loss before interest, taxes and depreciation and amortization for the first quarter 2004, compared to a $23 million loss before interest, taxes and depreciation and amortization for the first quarter 2003. The higher loss reflects $15 million in legal and severance reserves taken in the first quarter 2004, offset by lower compensation expenses.

The company’s interest expense increased from $110 million in the first quarter 2003 to $132 million in the first quarter 2004 primarily as a result of higher interest rates associated with its 2003 refinancing transactions. The 2004 tax benefit from continuing operations of $27 million includes a $39 million benefit related to the release of reserves against capital losses. After adjusting for this benefit, the effective tax rate for the first quarter 2004 was 36 percent. The 2003 tax expense from continuing operations was $56 million, which reflects a 37 percent effective tax rate.

The $5 million preferred stock dividend recognized in the first quarter 2004 is related to the company’s Series C preferred stock, which accumulates dividends at an annual rate of 5.5%. The 2003 dividend of $83 million related to the Series B preferred stock that included an implied dividend of $660 million, which was amortized over a two-year period.

Liquidity

As of March 31, 2004, Dynegy’s liquidity was approximately $1.3 billion. This consisted of $464 million in cash and $880 million in unused availability under the company’s $1.1 billion revolving bank credit facility. To date, the facility has been used exclusively to support the issuance of letters of credit. Accordingly, as of March 31, 2004, there were no borrowings outstanding under the facility. Total collateral posted as of March 31, 2004, including cash and letters of credit, was approximately $512 million, down from $1.1 billion on March 31, 2003.

Cash Flow

Cash flow from operations, including working capital changes, for the three months ended March 31, 2004 was $165 million. This consisted of $420 million from the Power Generation, Natural Gas Liquids and Regulated Energy Delivery businesses, $85 million in cash

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DYNEGY ANNOUNCES FIRST QUARTER 2004 RESULTS

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outflows related to the Customer Risk Management business and $170 million in cash outflows relating to corporate-level expenses.

Cash flow from investing activities for the three months ended March 31, 2004 totaled a use of $30 million. This consisted of $53 million in capital expenditures in the company’s operating businesses offset by $23 million in proceeds from asset sales.

2004 Guidance Estimate

With today’s announcement on first quarter 2004 earnings, management is re-affirming its current 2004 earnings and EBITDA guidance estimates, last updated on Feb. 3, 2004, including its estimate of $825 to $875 million of EBITDA and an estimated loss of ($0.20) to ($0.12) per share. Dynegy is also re-affirming its 2004 free cash flow guidance estimate of $430 to $480 million. These guidance estimates assume that Illinois Power will be held through the end of 2004.

With respect to earnings guidance, the company has suspended depreciation on its Regulated Energy Delivery assets, which are contracted to be sold to Ameren Corp., as a result of their “held for sale” status. The company anticipates additional impairments to goodwill associated with this segment primarily as a result of further capital expenditures that will increase the book basis of the assets relative to sale proceeds. Although these impairments are expected to offset, or perhaps exceed, the benefit from the company’s suspension of depreciation, the timing of the closing and the level of capital expenditures to be made through the closing are not known and could cause results to vary. Accordingly, the company’s 2004 earnings and EBITDA guidance estimates do not reflect these items. Additionally, any charges that may result from legal settlements, tolling settlements, capital-raising activities or other potential restructuring events are not reflected in these estimates.

Investor Conference Call/Webcast

Dynegy will discuss its results and liquidity during an investor conference call today at 10 a.m. EDT/9 a.m. CDT. Participants may access the webcast and the related presentation materials on the “News & Financials” section of www.dynegy.com.

About Dynegy Inc.

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DYNEGY ANNOUNCES FIRST QUARTER 2004 RESULTS

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Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 12,700 megawatts of net generating capacity, gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the ongoing effects of Dynegy’s customer risk management business and Dynegy’s estimated financial results for 2004. Historically, Dynegy’s performance has deviated, in some cases materially, from its earnings and cash flow targets, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these targets on a quarterly basis, it does not intend to update these targets during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition on Dynegy’s results of operations; the effects of weather on Dynegy’s asset-based businesses and the demand for their products and services; Dynegy’s ability to successfully execute its exit from the customer risk management business and the costs associated with this exit; Dynegy’s ability to successfully consummate the disposition of non-strategic assets that have been identified on the terms and in the timeframes anticipated, particularly the agreed upon sale of Illinois Power to Ameren Corp.; Dynegy’s ability to operate its businesses efficiently and within the confines of the company’s reduced capital spending program; Dynegy’s ability to address its substantial leverage, including its $1.1 billion revolving credit facility scheduled to mature in February 2005; the condition of the capital markets generally and Dynegy’s ability to issue public equity under its effective shelf registration statement; increased interest costs associated with Dynegy’s restructured bank credit facilities and refinancing transactions completed in 2003; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; Dynegy’s ability to achieve the cost savings targets associated with its ongoing initiatives; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets, shareholder claims and master netting agreement matters. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2004	2003
Revenues	$1,657	$1,879
Cost of sales, exclusive of depreciation shown separately below	(1,378)	(1,512)
Depreciation and amortization expense	(88)	(115)
Impairment and other charges	(10)	7
Gain on sale of assets	2	1
General and administrative expenses	(69)	(73)

Operating income	114	187

Earnings from unconsolidated investments	40	53
Interest expense	(132)	(110)
Accumulated distributions associated with trust preferred securities	—	(4)
Other income and expense, net	11	25

Income from continuing operations before income taxes	33	151

Income tax benefit (expense)	27	(56)

Income from continuing operations	60	95

Income (loss) on discontinued operations, net of tax	14	(3)
Cumulative effect of change in accounting principles, net of tax	—	55
Net income	$74	$147

Less: Preferred stock dividends	5	83

Net income applicable to common stockholders	$69	$64

Earnings before interest, taxes, and depreciation and amortization (EBITDA) (1)	$273	$450

Basic earnings per share:
Income from continuing operations (2)	$0.15	$0.03
Income (loss) on discontinued operations	0.03	(0.01)
Cumulative effect of change in accounting principles	—	0.15

Basic earnings per share	$0.18	$0.17

Diluted earnings per share:
Income from continuing operations (2)	$0.12	$0.03
Income (loss) on discontinued operations	0.03	(0.01)
Cumulative effect of change in accounting principles	—	0.15

Diluted earnings per share	$0.15	$0.17

Basic shares outstanding	376	371
Diluted shares outstanding	502	372

(1)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) on discontinued operations and Cumulative effect of change in accounting principles. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income and Net income for the periods presented is included below.

	Three Months Ended March 31,
	2004	2003
Operating income	$114	$187

Add: Depreciation and amortization expense, a component of operating income	88	115
Earnings from unconsolidated investments	40	53
Accumulated distributions associated with trust preferred securities	—	(4)
Other income and expense, net	11	25
Income (loss) on discontinued operations, pre-tax	20	(13)
Cumulative effect of change in accounting principles, pre-tax	—	87

Earnings before interest, taxes, and depreciation and amortization (EBITDA)	273	450

Less: Depreciation and amortization expense, a component of operating income	(88)	(115)
Interest expense	(132)	(110)
Income tax benefit (expense) on continuing operations	27	(56)
Income tax benefit (expense) on discontinued operations	(6)	10
Income tax expense on cumulative effect of change in accounting principles	—	(32)

Net income	$74	$147

(2)	See “Reported Unaudited Basic and Diluted Earnings Per Share From Continuing Operations” for a reconciliation of basic earnings per share from continuing operations to diluted earnings per share from continuing operations.

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2004	2003
Income from continuing operations	$60	$95
Convertible preferred stock dividends	(5)	(83)

Income from continuing operations for basic earnings per share	55	12
Effect of dilutive securities:
Interest on convertible subordinated debentures	1	—
Dividends on Series C convertible preferred stock	5	—

Income from continuing operations for diluted earnings per share	$61	$12

Basic weighted-average shares	376	371
Effect of dilutive securities:
Stock options and restricted stock	2	1
Convertible subordinated debentures	55	—
Series C convertible preferred stock	69	—

Diluted weighted-average shares (1)	502	372

Earnings per share from continuing operations
Basic	$0.15	$0.03

Diluted	$0.12	$0.03

(1)	The diluted shares in 2003 do not include the effect of the preferential conversion to Class B common stock of the Series B Mandatorily Convertible Redeemable Preferred Stock previously held by a ChevronTexaco subsidiary, as such inclusion would be anti-dilutive.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2004
	GEN	NGL	REG	CRM	Other	Total
Generation	$53					$53
Natural Gas Liquids
Upstream		$35				35
Downstream		32				32
Regulated Energy Delivery			$60			60
Customer Risk Management				$(13)		(13)
Other					$(53)	(53)

Operating income (loss)	53	67	60	(13)	(53)	$114
Earnings from unconsolidated investments	38	2	—	—	—	40
Other items, net	—	(4)	1	3	11	11
Income on discontinued operations, pre-tax	—	—	—	17	3	20

	91	65	61	7	(39)	185
Add: Depreciation and amortization expense, a component of operating income	48	20	10	—	10	88

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$139	$85	$71	$7	$(29)	$273
Less: Depreciation and amortization expense, a component of operating income						(88)
Interest expense						(132)

Pre-tax income						53
Income tax benefit						21

Net income						$74

	Three Months Ended March 31, 2003
	GEN	NGL	REG	CRM	Other	Total
Generation	$83					$83
Natural Gas Liquids
Upstream		$29				29
Downstream		22				22
Regulated Energy Delivery			$59			59
Customer Risk Management				$38		38
Other					$(44)	(44)

Operating income (loss)	83	51	59	38	(44)	$187
Earnings from unconsolidated investments	39	3	—	11	—	53
Other items, net	3	(5)	—	26	(3)	21
Income (loss) on discontinued operations, pre-tax	—	—	—	(15)	2	(13)
Cumulative effect of change in accounting principles	47	—	(3)	43	—	87

	172	49	56	103	(45)	335
Add: Depreciation and amortization expense, a component of operating income	42	20	30	1	22	115

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$214	$69	$86	$104	$(23)	$450
Less: Depreciation and amortization expense, a component of operating income						(115)
Interest expense						(110)

Pre-tax income						225
Income tax expense						(78)

Net income						$147

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) on discontinued operations and Cumulative effect of change in accounting principles. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2004
	GEN	NGL	REG	CRM	Other	Total
Discontinued operations (1)	$—	$—	$—	$17	$3	$20
Gain on sale of Hackberry (2)	—	17	—	—	—	17
Loss on sale of Illinois Power (3)	—	—	(15)	—	—	(15)
Legal and severance reserves (4)	2	—	(2)	—	(15)	(15)
Taxes (5)	—	—	—	—	39	39

Total	$2	$17	$(17)	$17	$27	$46

	Three Months Ended March 31, 2003
	GEN	NGL	REG	CRM	Other	Total
Discontinued operations (6)	$—	$—	$—	$(15)	$2	$(13)
Cumulative effect of change in accounting principles (7)	47	—	(3)	43	—	87

Total	$47	$—	$(3)	$28	$2	$74

(1)	We recognized a pre-tax gain of approximately $20 million ($14 million after-tax) related to discontinued operations. The gain consists primarily of a $17 million pre-tax gain on our UK CRM business and a $3 million pre-tax gain associated with our global communications business.

(2)	We recognized a pre-tax gain of approximately $17 million ($11 million after-tax) on the sale of our remaining financial interest in the Hackberry LNG project. The gain is included in Gain on sale of assets.

(3)	We recognized a pre-tax loss of approximately $15 million ($9 million after-tax) related to expenses expected to be incurred in connection with the anticipated sale of Illinois Power before the end of 2004. The loss is included in Gain on sale of assets.

(4)	We recognized a pre-tax loss of approximately $15 million ($9 million after-tax) related to increased legal and severance reserves. The loss is primarily included in General and administrative expenses and Impairment and other charges.

(5)	We recognized an income tax benefit of approximately $39 million for the release of a deferred tax capital gains valuation allowance related to anticipated gains on asset sales. The benefit of $39 million is included in Income tax benefit (expense).

(6)	We recognized a pre-tax loss of approximately $13 million ($3 million after-tax) related to discontinued operations. The loss consists primarily of a $15 million pre-tax loss on our UK CRM business offset by a $2 million pre-tax gain associated with our global communications business.

(7)	We reflected the rescission of EITF Issue 98-10 effective January 1, 2003 as a cumulative effect of a change in accounting principle. The net impact was a pre-tax benefit of $33 million ($21 million after-tax). We also adopted SFAS No. 143 effective January 1, 2003, and recognized a pre-tax benefit of $54 million ($34 million after-tax) associated with its implementation.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2004
	GEN	NGL	REG	CRM	Other	Total
Cash Flow from Operations	$160	$120	$140	$(85)	$(170)	$165

Capital Expenditures	(14)	(9)	(28)	—	(2)	(53)

Proceeds from Asset Sales	6	17	—	—	—	23

Free Cash Flow (1)	$152	$128	$112	$(85)	$(172)	$135

	Three Months Ended March 31, 2003
	GEN	NGL	REG	CRM	Other	Total
Cash Flow from Operations	$66	$42	$38	$279	$(18)	$407

Capital Expenditures	(37)	(12)	(32)	—	(3)	(84)

Proceeds from Asset Sales	20	—	—	—	(13)	7

Free Cash Flow (1)	$49	$30	$6	$279	$(34)	$330

(1)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended March 31,
	2004	2003
GEN
Million Megawatt Hours Generated—Gross	10.6	9.9
Million Megawatt Hours Generated—Net	10.1	9.4

Average Natural Gas Price—Henry Hub ($/MMBtu) (1)	$5.61	$6.30
Average On-Peak Market Power Prices ($/MWh):
Cinergy	$42	$50
Commonwealth Edison	$41	$48
Southern	$43	$49
New York—Zone G	$64	$75
ERCOT	$41	$47

NGL
Field Plant Gross NGL Production (MBbls/d)	57.9	56.0
Straddle Plant Gross NGL Production (MBbls/d)	23.9	26.8

Total Gross NGL Production	81.8	82.8

Natural Gas (Residue) Sales (BBtu/d)	217.1	209.5

Natural Gas Field Plant Inlet Volumes (MMCFD)	566.4	567.6
Natural Gas Straddle Plant Inlet Volumes (MMCFD)	867.4	1,394.2

Total Natural Gas Inlet Volumes	1,433.8	1,961.8

Fractionation Volumes (MBbls/d)	185.0	175.5
Natural Gas Liquids Sold (MBbls/d)	301.4	364.3

Average Commodity Prices:
Crude Oil—WTI ($/Bbl)	$34.77	$34.43
Natural Gas—Henry Hub ($/MMBtu) (2)	$5.69	$6.61
Natural Gas Liquids ($/Gal)	$0.62	$0.62
Fractionation Spread ($/MMBtu)—daily	$1.39	$0.67

REG
Electric Sales in KWH (Millions):
Residential	1,455	1,433
Commercial	1,054	1,058
Industrial	1,320	1,405
Transportation of Customer-Owned Electricity	629	549
Other	98	99

Total Electricity Delivered	4,556	4,544

Gas Sales in Therms (Millions):
Residential	160	185
Commercial	58	72
Industrial	19	23
Transportation of Customer-Owned Gas	69	65

Total Gas Delivered	306	345

Heating Degree Days—Actual	2,708	2,935
Heating Degree Days—10 year rolling average	2,678	2,587

(1)	Calculated as the average of the daily gas prices for the period.
(2)	Calculated as the average of the first of the month prices for the period.

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DYNEGY INC.

2004 GUIDANCE ESTIMATES—LOSS PER SHARE (1)

(IN MILLIONS)

	GEN	NGL	REG	CRM	Other	Total
EBITDA (2)	$540-550	$260-270	$295-305	$(140-130)	$(130-120)	$825-875
Depreciation and Amortization (3)	(195)	(85)	(120)	—	(35)	(435)
Interest Expense						(545)
Income Tax Benefit						60-80

Net Loss						$(75-45)

Basic Loss per Share						$(0.20-0.12)

2004 GUIDANCE ESTIMATES—CASH FLOW (1)
(IN MILLIONS)

	GEN	NGL	REG	CRM	Other	Total
Cash Flow from Operations	$455-465	$230-240	$155-160	$(185-180)	$(490-485)	$165-200 (5)
Capital Expenditures	(150)	(75)	(140)	—	(10)	(375)
Asset Sales	270-275	80-90	5	—	285	640-655 (5)

Free Cash Flow (4)	$575-590	$235-255	$20-25	$(185-180)	$(215-210)	$430-480

(1)	Estimates are provided as a guide for forecasted 2004 consolidated results on an as-reported GAAP basis. Forecasted segment results are intended to reflect management’s estimate of the breakdown of its consolidated results and are subject to change. Estimates do not incorporate assumptions for potential items such as legal settlements, tolling settlements, capital-raising activities or other restructuring events.

(2)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) on discontinued operations and Cumulative effect of change in accounting principles. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(3)	REG depreciation of $120 million is the amount originally expected for this reportable segment. As required by GAAP, we stopped depreciating REG assets effective February 1, 2004 as a result of Illinois Power’s “held for sale” status. Further, we anticipate that we will be required to further impair Illinois Power’s goodwill as a result of our increasing book basis in REG assets relative to our sale proceeds at closing. Although these impairments are expected to offset and perhaps exceed the benefit from our cessation of depreciation, they cannot be estimated with precision due to, among other things, the difficulty in predicting the closing date and the cumulative capital expenditures that will be made through such date. Accordingly, we have not revised our 2004 earnings guidance estimates to reflect these items.

(4)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

(5)	Since we revised our cash flow estimate in February 2004 following execution of an agreement to sell Illinois Power, $15 million in transaction fees related to the sale of Illinois Power have been reclassified from RAG Cash Flow from Operations to Other Asset Sales.

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